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                                                                    Exhibit 23.3

                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4/A Nos. 333-103931, 333-103931-01, 333-103931-02, 333-103931-03 and 333-103931-04) and related Prospectus of Toll
Brothers Finance Corp., Toll Brothers, Inc., Toll Corp., Toll Finance Corp., First Huntingdon Finance Corp. and the additional registrants named therein dated June 26, 2003 and to the incorporation by reference therein of our report dated December 12, 2002, with respect to the consolidated financial statements and schedule of Toll Brothers, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2002, filed with the Securities and Exchange Commission.


                                                               Ernst & Young LLP


June 26, 2003
Philadelphia, Pennsylvania